Exhibit 5.2

CONSENT OF WILDBOER DELLELCE LLP

Re: Registration Statement on Form F-10 of QYOU Media Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by QYOU Media Inc. on May 20, 2022, and in the short form base shelf prospectus dated May 20, 2022 included therein, under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters”, as such may thereafter be amended or supplemented.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Wildeboer Dellelce LLP

Wildeboer Dellelce LLP

Toronto, Ontario

May 20, 2022